March 1, 2008

Ms. Barbara L. Marik
First Vice President
LaSalle Bank N.A.
135 S. LaSalle St
Suite 1625
Chicago, IL 60603

ML-CFC Commercial Mortgage Trust 2007-7
Commercial Mortgage Pass-Through Certificates
Series 2007-7
Pooling and Servicing Agreement

OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement (the "Agreement"), it is hereby certified to the Depositor thereunder that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; (ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and (iii) the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

Nature and Status of Failures: None.

MIDLAND LOAN SERVICES, INC

/s/ Steven W. Smith
Steven W. Smith
President and Chief Operating Officer

A Member of the PNC Financial Serices Group

P.O. Box 419127  Kansas City Missouri 64141-6127

www.midlandls.com  913 253 900 T   913 253  9001 F